Exhibit 99.1

      Regeneration Technologies Revises Third Quarter Revenue Guidance;

          Company Will Announce Third Quarter Results Oct. 20, 2003



    ALACHUA, Fla., Sept. 29 /PRNewswire-FirstCall/ -- Regeneration

Technologies, Inc. (Nasdaq: RTIX) (RTI), the Florida-based processor of orthopedic, cardiovascular and other allograft implants, today announced that it expects to generate approximately $20 million in net revenues for the third quarter 2003, down from previous guidance of $22 to $24 million.

    The shortfall in revenues is primarily due to lower orders for RTI's spinal implants than were previously expected.

    "The lower order volume is disappointing, especially since RTI has made great progress in tissue procurement and processing effectiveness in the past year," said Brian K. Hutchison, chairman, president and chief executive officer of RTI.  "Due to this uncertainty we are also withdrawing full year guidance of revenues of $88 to $92 million and net income of $0.25 to $0.27 per share.

    "As a result of this change in expected distribution levels, RTI will have excess tissue inventories," Hutchison said.  "We have already begun examining options for broadening distribution of our tissue. Our commitment to helping patients through safe, high-quality biological implants precludes us from keeping these much-needed allografts in inventory, when surgeon demand for these implants is so high."

    RTI will provide third quarter 2003 financial results and revised full year guidance with a press release after the market closes on Oct. 20, 2003 and a conference call at 11:00 a.m. ET on Oct. 21, 2003.



    About Regeneration Technologies, Inc.

    RTI processes allograft tissue into shaped implants for use in orthopedic,

cardiovascular and other surgeries with a commitment to science, safety and innovation. By processing allograft tissue into forms that can be used in many types of surgical procedures, RTI enables patients to benefit from the gift of donated tissues. Allografts processed by RTI include the patented MD-

Series(TM) threaded bone dowels, Cornerstone-SR(TM) blocks, Opteform(R) and

Optefil(TM) allograft pastes, Osteofil/Regenafil(TM) injectable bone paste,

FasLata(TM) fascia lata tissue, and cortical bone pins and interference screws.

    RTI also holds the patent on the BioCleanse(TM) process, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft. The company has distributed over 400,000 implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks.

    Except for historical information, any statements made in this press release about the company's anticipated financial results, future operational results or regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company's public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-

looking statements. Copies of the company's SEC filings may be obtained by contacting the company or the SEC or by visiting RTI's web site at

www.rtix.com or the SEC's web site at www.sec.gov.



SOURCE  Regeneration Technologies, Inc.

    -0-                             09/29/2003

    /CONTACT:  Thomas F. Rose, Chief Financial Officer, or Wendy Crites

Wacker, APR, Corporate Communications, both of Regeneration Technologies,

+1-386-418-8888/

    /Web site:  http://www.rtix.com/

    (RTIX)



CO:  Regeneration Technologies, Inc.

ST:  Florida

IN:  BIO MTC

SU:  ERP